Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

August 29, 2011

American Apparel, Inc.

747 Warehouse Street,

Los Angeles, California 90021

Re:	American Apparel, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to American Apparel, Inc., a Delaware corporation (the “Issuer”), in connection with the Registration Statement on Form S-1, to be filed on the date hereof by the Issuer (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act. The Registration Statement relates to the resale by certain stockholders of the Company (the “Selling Stockholders”) of a total of up to 43,219,679 shares of the Issuer’s common stock, par value $.0001 per share (the “Common Stock”), of which 24,182,669 shares of Common Stock (the “Initial Shares”) were issued to the Selling Stockholders pursuant to the Investor Purchase Agreement (as defined below), and 19,037,010 shares of Common Stock (the “Purchase Right Shares”) are issuable to the Selling Stockholders upon exercise of the purchase rights granted to the Selling Stockholders under the Investor Purchase Agreement (the “Purchase Rights”). The Initial Shares and the Purchase Right Shares are collectively referred to herein as the “Shares.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the Registration Statement;

(b) an executed copy of a certificate for the Issuer of Glenn A. Weinman, Secretary of the Issuer, dated the date hereof (the “Secretary’s Certificate”);

(c) a specimen certificate evidencing the Common Stock, attached to the Secretary’s Certificate;

(d) a copy of the Issuer’s Amended and Restated Certificate of Incorporation, as amended, certified by the Secretary of State of the State of Delaware as of June 27, 2011, and certified pursuant to the Secretary’s Certificate;

(e) a copy of the Issuer’s Bylaws, as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate;

(f) a copy of certain resolutions of the Board of Directors of the Issuer, adopted on April 20, 2011, certified pursuant to the Secretary’s Certificate; and

(g) an executed copy of the Purchase and Investment Agreement, dated as of April 21, 2011, among the Issuer and the Selling Stockholders (the “Investor Purchase Agreement”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Issuer and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Issuer and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Issuer and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”), including, to the extent relevant, the applicable provisions of the Delaware Constitution and reported judicial or regulatory determinations interpreting such laws (all of the foregoing being referred to as “Opined on Law”), or as to the effect of any such law (other than Opined on Law) on the opinions stated herein.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that:

1. The Initial Shares have been duly authorized by all requisite corporate action on the part of the Issuer under the DGCL and are validly issued, fully paid and nonassessable.

2. The Purchase Right Shares initially issuable upon exercise of the Purchase Rights under the Investor Purchase Agreement have been duly authorized by all requisite corporate action on the part of the Issuer under the DGCL and, when issued upon the exercise of the Purchase Rights in accordance with the terms of the Investor Purchase Agreement, will be validly issued, fully paid and nonassessable.

In rendering the opinion set forth in paragraph 2 above, we have assumed that: (a) the certificates evidencing the Purchase Right Shares will be signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Common Stock; and (b) we have assumed that the Per Share Price (as defined in the Investor Purchase Agreement) for exercise of the Purchase Rights will be at least equal to the par value of the Common Stock at the time of exercise.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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